Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of Sterling Capital Funds:

We consent to the use of our report dated February 23, 2016, with respect to the financial statements of Sterling Capital Stratton Mid Cap Value Fund, Sterling Capital Stratton Real Estate Fund, and Sterling Capital Stratton Small Cap Value Fund, three of the twenty-five funds comprising the Sterling Capital Funds, as of December 31, 2015, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 27, 2016